Exhibit 10.1

EXECUTION VERSION

August 13, 2025

Mr. Stephen B. Bratspies

(at the address on file with the Company)

Dear Steve:

This letter (this “Letter Agreement”) memorializes our agreement concerning the terms of your employment with Hanesbrands Inc. (the “Company”) prior to and following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and among Gildan Activewear Inc. (“Parent”), Galaxy Merger Sub 2, Inc., Galaxy Merger Sub 1, Inc., the Company, Helios Holdco, Inc. and Helios Merger Sub, Inc., dated as of August 13, 2025 (as such may be amended or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). Except as modified by this Letter Agreement, the terms of the Severance/Change In Control Agreement between you and the Company, dated as of August 3, 2020 (the “Severance Agreement”) remain in full force and effect. If the Merger Agreement is terminated for any reason without completion of the Merger or if your employment with the Company terminates for any reason before the Closing, this Letter Agreement will be null and void ab initio and of no further force or effect. Unless the context otherwise requires, all capitalized terms that are not defined in the Letter Agreement will have the meanings ascribed to such terms in the Merger Agreement.

1. Terms of Employment.

Your employment with the Company will continue through the Closing Date and thereafter, at the election of the Company, for a period not to exceed three months (the period of your employment following the Closing, the “Transition Period” and together with the period of your employment prior thereto, the “Employment Period”). You will continue to serve as the Chief Executive Officer of the Company throughout the duration of the Employment Period. During the Transition Period, you agree to provide strategic advice as related to the orderly integration of the Company following the Merger and other transition services related to financial, business and human capital objectives as may be reasonably requested from time to time by an officer of the Company or an affiliate thereof (including, following the Merger, Parent) as designated by the Company. You acknowledge and agree that you will not have “Good Reason” under the Severance Agreement or under the terms of your outstanding Company Equity Awards, in each case, solely as a result of (a) the completion of the Merger, (b) the assignment of the duties and responsibilities specified above in this Section 1 or (c) the agreed compensation terms set forth in Section 2.

2. Compensation.

During the Employment Period, your base salary and cash incentive opportunity will remain the same as those in effect as of the date hereof, provided, that you will not be eligible for any cash incentive compensation in respect of the 2026 performance year, nor will you be eligible to receive a long-term incentive equity award from the Company or any of its affiliates (including, following the Merger, Parent) in the first quarter of 2026.

3. Preexisting Entitlements.

Except as set forth in Section 4, your termination of employment upon the completion of the Transition Period will be treated as an involuntary termination without Cause pursuant to the Severance Agreement. Accordingly, upon the completion of the Transition Period, you will be entitled to receive the severance payments and benefits set forth in Section 3(b) of the Severance Agreement and all outstanding Company Equity Awards held by you as of such date will be treated consistently therewith. For the avoidance of doubt, any payments pursuant to the Severance Agreement shall be subject to your performance hereunder and your execution and non-revocation of a Separation and Release Agreement in substantially the form attached to the Severance Agreement, provided, that the applicable non-solicitation and non-compete covenants shall apply for a period of twenty-four (24) months following your termination date and the Company shall be deemed to satisfy its obligations under Section 8 of the Separation and Release Agreement by providing written instructions to its executive officers as to the subject matter set forth therein.

4. Early Termination.

Your employment may be terminated by the Company at any time during the Transition Period. Upon termination of your employment for Cause (as defined in the Severance Agreement) or due to your voluntary resignation for any reason prior to the end of the Transition Period, you will forfeit any and all rights to receive compensation or benefits pursuant to the terms of this Letter Agreement.

5. Miscellaneous.

This Letter Agreement will be governed and construed in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. You agree that the Company may unilaterally, and without any required notice or consent, transfer, assign or delegate to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and, including, following the Merger, Parent) to all or substantially all of the business and/or assets of the Company any of the Company’s rights, obligations or duties under this Letter Agreement.

This Letter Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and except for the Severance Agreement, which is incorporated herein by reference, supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

Any notices given under this Letter Agreement (a) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address most recently on file with the Company as of the date of such notice or (b) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters. The headings of this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement. This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

HANESBRANDS INC.

By:	/s/ Virginia A. Piekarski

Name:	Virginia A. Piekarski
Title:	Vice President & Interim Chief
Legal Officer

[Signature Page to Letter Agreement – S. Bratspies]

Accepted and Agreed

I hereby agree with and accept the terms and conditions of the Letter Agreement:

/s/ Stephen B. Bratspies
Name: Stephen B. Bratspies
Date: August 13, 2025

[Signature Page to Letter Agreement – S. Bratspies]